Exhibit 99.1

New York Mortgage Trust Reports

Second Quarter 2014 Results

NEW YORK, NY – August 5, 2014 (GLOBE NEWSWIRE) – New York Mortgage Trust, Inc. (Nasdaq: NYMT) (“NYMT,” the “Company,” “we,” “our” or “us”) today reported results for the three and six months ended June 30, 2014.

Summary of Second Quarter 2014:

●	Net income attributable to common stockholders of $30.3 million, or $0.34 per share.

●	Net interest income of $19.9 million and net interest margin increased to 460 basis points from 439 basis points the previous quarter.

●	Book value per common share of $6.83 at June 30, 2014 as compared to $6.48 per common share at March 31, 2014.

●	Completed public offering of 14,950,000 shares of common stock, resulting in net proceeds to the Company of approximately $109.9 million after deducting offering expenses.

●	Declared second quarter dividend of $0.27 per common share that was paid on July 25, 2014.

About New York Mortgage Trust

New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). NYMT is an internally managed real estate investment trust, or REIT, which invests in mortgage-related and financial assets and targets multi-family CMBS, direct financing to owners of multi-family properties through mezzanine loans and preferred equity investments, residential mortgage loans, including loans sourced from distressed markets, Agency RMBS consisting of fixed-rate, adjustable-rate and hybrid adjustable-rate RMBS and Agency IOs consisting of interest only and inverse interest-only RMBS that represent the right to the interest component of the cash flow from a pool of mortgage loans. RiverBanc, LLC, The Midway Group, L.P. and Headlands Asset Management, LLC provide investment management services to the Company with respect to certain of its targeted asset classes. For a list of defined terms used from time to time in this press release, see “Defined Terms” on page 8.

Management Overview

Steven Mumma, NYMT’s Chief Executive Officer and President, commented: “The investment portfolio delivered another successful quarter for the Company, generating net income per share of $0.34. The Company’s earnings during the quarter benefitted significantly from continued price improvement for credit assets, specifically our multi-family CMBS, as it appears a greater number of investors have been pursuing this asset class in recent quarters. Since the end of last year, demand for credit assets has continued to exceed the supply, favorably impacting our CMBS, distressed residential loans and CLO investments while also creating a more challenging current return environment for new investments in these asset classes. During the quarter, we maintained the disciplined approach to new investments that has served us well over the course of the last several years as we built out our credit sensitive asset portfolio -- by deploying capital to assets that satisfy our longer term return on investment objectives.  Despite the current return environment, our investment portfolio produced record quarterly net income of $30.3 million and performed in accordance with the design objectives we established for it several years ago, which is to deliver stable distributions to stockholders over diverse economic conditions.”

Capital Allocation

The following table sets forth our allocated capital by investment type at June 30, 2014 (dollar amounts in thousands):

	Agency RMBS	Agency IOs	Multi- Family(1)	Distressed Residential Loans	Residential Securitized Loans	Other(2)	Total

Carrying value	$712,531	$139,722	$419,515	$243,837	$156,129	$41,218	$1,712,952
Liabilities:
Callable	(572,404)	(87,589)	—	—	—	(8,435)	(668,428)
Non-callable	—	—	(135,295)	(159,017)	(151,097)	(45,000)	(490,409)
Hedges (Net)	2,992	10,502	—	—	—	—	13,494
Cash	10,459	42,323	—	—	—	60,552	113,334
Other	2,058	480	1,346	26,159	1,144	(17,882)	13,305
Net capital allocated	$155,636	$105,438	$285,566	$110,979	$6,176	$30,453	$694,248

(1)

The Company determined it is the primary beneficiary of certain Freddie Mac-sponsored K-Series securitizations (the “Consolidated K-Series,” as defined on page 8) and has consolidated the Consolidated K-Series into the Company’s financial statements.   A reconciliation to our financial statements is included below in “Additional Information.”

(2)

Other includes CLOs having a carrying value of $34.8 million, non-Agency RMBS and loans held for investment. Other callable liabilities include an $8.4 million repurchase agreement on our CLO securities and other non-callable liabilities consist of $45.0 million in subordinated debentures.

Results of Operations

For the three and six months ended June 30, 2014, we reported net income attributable to common stockholders of $30.3 million and $51.6 million, respectively, as compared to net income attributable to common stockholders of $11.2 million and $26.6 million, respectively, for the same periods in 2013. In general, the increase in a number of the line items below is largely a function of the growth in the Company’s stockholders’ equity from $473.3 million as of June 30, 2013 to $694.3 million as of June 30, 2014. The main components of the change in net income for the three and six months ended June 30, 2014, as compared to the same periods in 2013 are detailed in the following table (dollar amounts in thousands, except per share data):

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2014	2013	$ Change	2014	2013	$ Change
Net interest income	$19,883	$13,899	$5,984	$39,708	$26,883	$12,825
Total other income	$20,011	$2,834	$17,177	$33,486	$9,299	$24,187
Total general, administrative and other expenses	$7,577	$4,644	$2,933	$15,136	$8,579	$6,557
Income from operations before income taxes	$32,317	$12,089	$20,228	$58,058	$27,603	$30,455
Income tax expense	$538	$189	$349	$3,568	$320	$3,248
Net income	$31,779	$11,900	$19,879	$54,490	$27,283	$27,207
Preferred stock dividends	$(1,453)	$(662)	$(791)	$(2,906)	$(662)	$(2,244)
Net income attributable to common stockholders	$30,326	$11,238	$19,088	$51,584	$26,621	$24,963
Basic income per common share	$0.34	$0.19	$0.15	$0.63	$0.49	$0.14
Diluted income per common share	$0.34	$0.19	$0.15	$0.63	$0.49	$0.14

Net Interest Income / Interest Earning Assets

The significant increase in net interest income for the three and six months ended June 30, 2014 is directly attributable to the growth in our average interest earning assets, which increased by $100.9 million at June 30, 2014 as compared to the second quarter of 2013 and was down slightly from the first quarter of 2014. During the past year, the Company increasingly allocated both new and recycled capital to credit sensitive, higher yielding investments and allocated less capital to its Agency RMBS portfolio, which is lower-yielding. As of June 30, 2014, investments in multi-family CMBS, other multi-family investments and distressed residential loans increased to $663.4 million as compared to $458.9 million as of June 30, 2013. The combination of investment allocation to credit sensitive assets and lower prepayment rates during the three and six months ended June 30, 2014 resulted in a 112 and 102 basis point increase in net interest spread when compared to the net interest spread for three and six months ended June 30, 2013, respectively.

The following table sets forth the net interest spread for our portfolio of interest earning assets by quarter for the six most recently completed quarters, excluding the costs of our subordinated debentures:

Quarter Ended	Average Interest Earning Assets ($ millions)(2)	Weighted Average Yield on Interest Earning Assets(3)	Cost of Funds(4)	Net Interest Spread(5)
June 30, 2014(1)	$1,625.0	6.60%	2.00%	4.60%
March 31, 2014(1)	$1,632.2	6.40%	2.01%	4.39%
December 31, 2013(1)	$1,644.7	5.99%	1.89%	4.10%
September 30, 2013(1)	$1,586.6	5.21%	1.62%	3.59%
June 30, 2013(1)	$1,524.1	4.89%	1.41%	3.48%
March 31, 2013(1)	$1,446.1	4.86%	1.38%	3.48%

(1)

Average Interest Earning Assets for the quarter excludes all Consolidated K-Series assets other than those securities issued by the securitizations comprising the Consolidated K-Series that are actually owned by us.

(2)	Our Average Interest Earning Assets is calculated each quarter as the daily average balance of our Interest Earning Assets for the quarter, excluding unrealized gains and losses.
(3)

Our Weighted Average Yield on Interest Earning Assets was calculated by dividing our annualized interest income from Interest Earning Assets for the quarter by our average Interest Earning Assets for the quarter.

(4)

Our Cost of Funds was calculated by dividing our annualized interest expense from our Interest Earning Assets for the quarter by our average financing arrangements, portfolio investments, Residential CDOs and Securitized Debt for the quarter. Our cost of funds includes the impact of our liability interest rate hedging activities.

(5)	Net Interest Spread is the difference between our Weighted Average Yield on Interest Earning Assets and our Cost of Funds.

Portfolio Asset Yields

The following table summarizes the Company’s significant assets at and for the quarter ended June 30, 2014, classified by relevant categories (dollar amount in thousands):

	Carrying Value	Coupon(1)	Yield(1)	CPR(1)
Agency Fixed Rate RMBS	$514,337	2.94%	1.97%	6.7%
Multi-family Investments(2)	$402,638	0.14%	12.38%	N/A
Distressed Residential Loans (3)	$243,837	6.81%	8.17%	N/A
Agency ARMs	$198,194	2.90%	2.03%	9.9%
Agency IOs	$139,722	5.60%	13.51%	12.7%
Residential Securitized Loans	$156,129	2.50%	2.46%	7.0%
CLOs	$34,794	4.16%	40.72%	N/A

(1)	Coupons, yields and the constant prepayment rate (“CPRs”) are based on second quarter 2014 daily average balances. Yields are calculated on amortized cost basis.
(2)

Includes CMBS and mezzanine loans to and preferred equity investments in owners of multi-family properties. CMBS carrying value, coupons and yield calculations are based on the underlying CMBS that are actually owned by the Company and do not include the other consolidated assets and liabilities of the Consolidated K-Series not owned by the Company.

(3)	Distressed residential loans yield is net of provision for loan losses.

Prepayment History

Prepayment rates rose modestly in the second quarter of 2014 from first quarter of 2014 levels and were significantly lower than the CPRs for the quarter ended June 30, 2013, favorably impacting the net interest spread of the portfolio. The following table sets forth the actual CPRs for selected asset classes, by quarter, for the periods indicated below:

Quarter Ended	Agency ARMs	Agency Fixed Rate	Agency IOs	Non-Agency RMBS	Residential Securitizations	Weighted Average for Overall Portfolio
June 30, 2014	9.9%	6.7%	12.7%	10.5%	7.0%	10.1%
March 31, 2014	8.8%	5.2%	11.3%	9.7%	7.5%	8.8%
December 31, 2013	6.7%	5.3%	13.5%	16.8%	12.6%	10.0%
September 30, 2013	16.8%	8.5%	20.4%	23.6%	12.0%	15.3%
June 30, 2013	22.2%	6.4%	21.9%	18.3%	6.5%	15.4%
March 31, 2013	20.8%	3.8%	21.6%	15.9%	10.2%	12.9%

Other Income

Total other income increased by $17.2 million and $24.2 million for the three and six months ended June 30, 2014 as compared to the same periods in 2013, respectively and were primarily driven by:

●

an increase in realized gains on distressed residential mortgage loans of $(0.0) million and $8.1 million for the three and six months ended June 30, 2014, respectively, as compared to the same periods in 2013. The realized gains are derived from loan refinancings, workouts and resales, with the majority of the realized income on these assets from loan resales during the first quarter of 2014. Income generated from distressed residential loan workouts and resales was lower in the second quarter of 2014 as compared to the prior quarter primarily as a result of lengthier diligence and settlement procedures. Because each buyer’s diligence requirements differ, income generation from the workout or resale of these loans remains challenging to predict and may be uneven from quarter to quarter.

●

an increase in net unrealized gains on multi-family loans and debt held in securitization trusts of $11.0 million and $8.9 million for the three and six months ended June 30, 2014, respectively, as compared to the same periods in 2013, primarily due to improved pricing on our multi-family CMBS investments as compared to the corresponding prior periods resulting from greater market demand for this product; and

●

an increase in realized gain on investment securities and related hedges of $9.8 million and $15.0 million partially offset by an increase in unrealized loss on investment securities and related hedges of $3.3 million and $7.5 million for the three and six months ended June 30, 2014, respectively, as compared to the same periods in 2013, which is primarily related to our Agency IO portfolio. The Agency IO portfolio performed better in the second quarter of 2014 due to lower interest rate volatility, relatively low prepayment speeds and improved IO pricing as compared to the second quarter of 2013.

Comparative Expenses (dollar amounts in thousands)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
General, Administrative and Other Expenses	2014	2013	$ Change	2014	2013	$ Change
Salaries, benefits and directors’ compensation	$1,144	$494	$650	$2,194	$1,091	$1,103
Professional fees	626	499	127	1,517	1,233	284
Base management and incentive fees	3,866	1,687	2,179	7,644	3,242	4,402
Expenses on distressed residential mortgage loans	1,217	1,117	100	2,429	1,566	863
Other	724	847	(123)	1,352	1,447	(95)
Total	$7,577	$4,644	$2,933	$15,136	$8,579	$6,557

 The increase in general, administrative and other expenses was largely attributable to the increase in management fees, expenses related to our distressed residential mortgage loan investments and salaries, benefits and directors’ compensation. The increase in base management and incentive fees was driven in large part by the increase in assets managed by our external managers, which closely corresponds to the growth in our stockholders’ equity since the first quarter of 2013, and the performance of the assets they manage for us during the period, which resulted in incentive fees earned. The increase in expenses related to distressed residential mortgage loans is due to the increase in our investment in this asset class as compared to the same periods in 2013. The distressed residential mortgage loan strategy typically has a higher cost, as loan servicing and resolution processing on distressed loans is more operationally intensive than performing loans. The increase in salaries, benefits and directors’ compensation can be attributed to internalization of the Company’s accounting function.

Analysis of Changes in Book Value

The following table analyzes the changes in book value of our common stock for the three and six months ended June 30, 2014 (amounts in thousands, except per share):

	Three Months Ended June 30, 2014			Six Months Ended June 30, 2014
	Amount	Shares	Per Share(1)	Amount	Shares	Per Share(1)
Beginning Balance	$490,842	75,707	$6.48	$405,666	64,102	$6.33
Common stock issuance, net	110,339	14,978		186,377	26,583
Balance after share issuance activity	601,181	90,685	6.63	592,043	90,685	6.53
Dividends declared	(24,485)		(0.27)	(44,926)		(0.50)
Net change AOCI: (2)
Hedges	(1,201)		(0.01)	(1,330)		(0.01)
RMBS	8,640		0.10	15,276		0.17
CMBS	6,482		0.07	8,402		0.09
CLOs	(1,695)		(0.02)	(1,801)		(0.02)
Net income attributable to common stockholders	30,326		0.33	51,584		0.57
Ending Balance	$619,248	90,685	$6.83	$619,248	90,685	$6.83

(1)	Outstanding shares used to calculate book value per share for the ending balance is based on outstanding shares as of June 30, 2014 of 90,684,546.
(2)	Accumulated other comprehensive income (“AOCI”).

Conference Call

On Wednesday, August 6, 2014 at 9:00 a.m., Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast to discuss the Company's financial results for the three and six months ended June 30, 2014. The conference call dial-in number is (877) 312-8806. The replay will be available until Wednesday, August 13, 2014 and can be accessed by dialing (855) 859-2056 and entering passcode 80278527. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at the Company's website at http://www.nymtrust.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

Second quarter 2014 financial and operating data can be viewed on the Company’s Quarterly Report on Form 10-Q, which is expected to be filed with the Securities and Exchange Commission on or about August 8, 2014. A copy of the Form 10-Q will be posted at the Company’s website as soon as reasonably practicable following its filing with the Securities and Exchange Commission.

Defined Terms

The following defines certain of the commonly used terms in this press release: “RMBS” refers to residential mortgage-backed securities comprised of adjustable-rate, hybrid adjustable-rate, fixed-rate, interest only and inverse interest only, and principal only securities; “Agency RMBS” refers to RMBS representing interests in or obligations backed by pools of residential mortgage loans issued or guaranteed by a federally chartered corporation, such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or an agency of the U.S. government, such as the Government National Mortgage Association (“Ginnie Mae”); “Agency ARMs” refers to Agency RMBS comprised of adjustable-rate and hybrid adjustable-rate RMBS; “IOs” refers collectively to interest only and inverse interest only mortgage-backed securities that represent the right to the interest component of the cash flow from a pool of mortgage loans; “Agency IOs” refers to an IO that represents the right to the interest component of cash flow from a pool of residential mortgage loans issued or guaranteed by a GSE, or an agency of the U.S. government; “POs” refers to mortgage-backed securities that represent the right to the principal component of the cash flow from a pool of mortgage loans; “ARMs” refers to adjustable-rate residential mortgage loans; “residential securitized loans” refers to prime credit quality residential ARM loans held in securitization trusts; “distressed residential mortgage loans” refers to pools of performing, re-performing and to a lesser extent non-performing, fixed-rate and adjustable-rate, fully amortizing, interest-only and balloon, seasoned mortgage loans secured by first liens on one- to four-family properties; “CMBS” refers to commercial mortgage-backed securities comprised of commercial mortgage pass-through securities, as well as IO or PO securities that represent the right to a specific component of the cash flow from a pool of commercial mortgage loans; “multi-family CMBS” refers to CMBS backed by commercial mortgage loans on multi-family properties; “multi-family securitized loans” refers to the commercial mortgage loans included in the Consolidated K-Series; “CDO” refers to collateralized debt obligation; “CLO” refers to collateralized loan obligation; and “Consolidated K-Series” refers to, in the case of the quarter ended June 30, 2014, six separate Freddie Mac- sponsored multi-family loan K-Series securitizations, or in the case of the quarter ended June 30, 2013, five separate Freddie Mac-sponsored multi-family loan K-Series securitizations, of which we, or one of our special purpose entities, or SPEs, own the first loss PO securities and certain IO securities.

Additional Information

We determined that the Consolidated K-Series were variable interest entities and that we are the primary beneficiary of the Consolidated K-Series. As a result, we are required to consolidate the Consolidated K-Series’ underlying multi-family loans including their liabilities, income and expenses in our consolidated financial statements. We have elected the fair value option on the assets and liabilities held within the Consolidated K-Series, which requires that changes in valuations in the assets and liabilities of the Consolidated K-Series be reflected in our consolidated statements of operations.

A reconciliation of our net capital investment in multi-family investments to our financial statements as of June 30, 2014 is set forth below:

Multi-family loans held in securitization trusts, at fair value	$8,389,084
Multi-family CDOs, at fair value	(8,114,270)
Net carrying value	274,814
Investment securities available for sale, at fair value held in securitization trusts	104,291
Total CMBS, at fair value	379,105
First mortgage loan, mezzanine loan and preferred equity investments	40,410
Securitized debt	(135,295)
Other	1,346
Net Capital in Multi-family	$285,566

When used in this press release, in future filings with the Securities and Exchange Commission (“SEC”) or in other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions.

Forward-looking statements are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to the Company. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The following factors are examples of those that could cause actual results to vary from the Company’s forward-looking statements: changes in interest rates and the market value of the Company’s securities; changes in credit spreads; the impact of the downgrade of the long-term credit ratings of the U.S., Fannie Mae, Freddie Mac, and Ginnie Mae; market volatility; changes in the prepayment rates on the mortgage loans underlying the Company’s investment securities; increased rates of default and/or decreased recovery rates on the Company’s assets; the Company’s ability to borrow to finance its assets; changes in governmental laws, regulations or policies affecting the Company’s business; the Company’s ability to maintain its qualification as a REIT for federal tax purposes; the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including the risk factors described in the Company’s periodic reports filed with the SEC, could cause the Company’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Further Information

CONTACT:	AT THE COMPANY Kristine R. Nario Chief Financial Officer Phone: (646) 216-2363 Email: knario@nymtrust.com

FINANCIAL TABLES FOLLOW

New York Mortgage Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30		Ended June 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME:
Investment securities and other	$14,193	$10,553	$29,157	$21,619
Multi-family loans held in securitization trusts	75,501	54,484	150,445	99,802
Distressed residential mortgage loans	4,858	2,550	9,201	3,989
Residential mortgage loans held in securitization trusts	996	1,229	1,983	2,535
Total interest income	95,548	68,816	190,786	127,945

INTEREST EXPENSE:
Investment securities and other	1,402	1,818	2,872	3,447
Multi-family collateralized debt obligations	69,110	50,249	137,857	91,908
Residential collateralized debt obligations	228	278	463	576
Securitized debt	4,459	2,104	8,961	4,196
Subordinated debentures	466	468	925	935
Total interest expense	75,665	54,917	151,078	101,062

NET INTEREST INCOME:	19,883	13,899	39,708	26,883

OTHER INCOME (EXPENSE):
Provision for loan losses	(663)	(384)	(1,152)	(667)
Realized gain (loss) on investment securities and related hedges, net	1,325	(8,490)	3,364	(11,652)
Realized gain on distressed residential mortgage loans	418	435	8,643	571
Unrealized (loss) gain on investment securities and related hedges, net	(1,291)	2,057	(3,027)	4,513
Unrealized gain on multi-family loans and debt held in securitization trusts, net	20,019	8,981	24,945	16,032
Other Income (including $121, $41, $263 and $60 from related parties, respectively)	203	235	713	502
Total other income	20,011	2,834	33,486	9,299

Base management and incentive fees (including $1,129, $654, $2,219 and $1,321 to related parties, respectively)	3,866	1,687	7,644	3,242
Expenses related to distressed residential mortgage loans	1,217	1,117	2,429	1,566
Other general and administrative expense (including $0, $162, $80 and $369 to related parties, respectively)	2,494	1,840	5,063	3,771
Total general, administrative and other expenses	7,577	4,644	15,136	8,579

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	32,317	12,089	58,058	27,603
Income tax expense	538	189	3,568	320
NET INCOME	31,779	11,900	54,490	27,283
Preferred stock dividends	1,453	662	2,906	662
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$30,326	$11,238	$51,584	$26,621

Basic income per common share	$0.34	$0.19	$0.63	$0.49
Diluted income per common share	$0.34	$0.19	$0.63	$0.49
Dividends declared per common share	$0.27	$0.27	$0.54	$0.54
Weighted average shares outstanding - basic	89,686	58,959	82,137	54,311
Weighted average shares outstanding - diluted	89,686	58,959	82,137	54,311

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except per share data)

	June 30,	December 31,
	2014	2013
	(unaudited)
ASSETS
Investment securities, available for sale, at fair value (including pledged securities of $733,162 and $853,223, respectively)	$889,220	$912,443
Investment securities, available for sale, at fair value held in securitization trusts	104,291	92,578
Residential mortgage loans held in securitization trusts (net)	156,129	163,237
Distressed residential mortgage loans held in securitization trusts (net)	233,078	254,721
Multi-family loans held in securitization trusts, at fair value	8,389,084	8,111,022
Derivative assets	207,306	197,590
Cash and cash equivalents	71,133	31,798
Receivables and other assets	187,823	135,286
Total Assets (1)	$10,238,064	$9,898,675

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Financing arrangements, portfolio investments	$668,428	$791,125
Residential collateralized debt obligations	151,097	158,410
Multi-family collateralized debt obligations, at fair value	8,114,270	7,871,020
Securitized debt	294,312	304,964
Derivative liabilities	3,140	1,432
Payable for securities purchased	204,580	191,592
Accrued expenses and other liabilities (including $684 and $951 to related parties, respectively)	62,989	54,466
Subordinated debentures	45,000	45,000
Total liabilities (1)	9,543,816	9,418,009

Commitments and Contingencies

Stockholders' Equity:
Preferred stock, $0.01 par value, 7.75% Series B cumulative redeemable, $25 liquidation preference per share, 3,450,000 shares authorized, 3,000,000 shares issued and outstanding as of June 30, 2014 and December 31, 2013.	72,397	72,397
Common stock, $0.01 par value, 400,000,000 shares authorized, 90,684,546 and 64,102,029 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	907	641
Additional paid-in capital	590,666	404,555
Accumulated other comprehensive income	23,620	3,073
Retained earnings	6,658	-
Total stockholders' equity	694,248	480,666
Total Liabilities and Stockholders' Equity	$10,238,064	$9,898,675

(1) Our condensed consolidated balance sheets include assets and liabilities of consolidated variable interest entities ("VIEs") as the Company is the primary beneficiary of these VIEs. As of June 30, 2014 and December 31, 2013, assets of consolidated VIEs totaled $8,942,214 and $8,665,829, respectively, and the liabilities of consolidated VIEs totaled $8,589,402 and $8,365,345, respectively.